Exhibit 99.1 860.583.7070 | info@bginc.com barnesgroupinc.com

BARNES ANNOUNCES PRESIDENT AND CHIEF EXECUTIVE OFFICER PATRICK J. DEMPSEY TO TAKE A TEMPORARY LEAVE OF ABSENCE

March 10, 2022

Bristol, Conn. — Barnes Group Inc. (NYSE: B), a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, today announced that Patrick J. Dempsey, Barnes President and Chief Executive Officer, will begin a temporary leave of absence to address health matters affecting an immediate family member.

In connection with Mr. Dempsey’s leave of absence, effective March 8, 2022, the Board of Directors of the Company appointed Julie K. Streich, the Company’s Senior Vice President, Finance and Chief Financial Officer, as Interim Chief Executive Officer until Mr. Dempsey’s return. Ms. Streich will also continue to serve as the Company’s Senior Vice President, Finance and Chief Financial Officer during this interim period.

"We fully support Patrick’s request to take this leave to focus on his family’s situation," said Thomas O. Barnes, Chairman of the Board. "The Board has complete confidence in the leadership team that Patrick has built, and the team is well-positioned to execute the Company’s strategy and effectively manage day-to-day operations."

About Barnes
Barnes Group Inc. (NYSE: B) pioneers technologies to help change the world. Employees across the globe are dedicated to Persistent Ingenuity™ – advancing what’s possible and delivering to the highest standards. We serve a wide range of end markets and customers, including healthcare, automation, packaging, aerospace, mobility, and manufacturing, delivering breakthrough products and services to shape a more inclusive and sustainable world. For more information, visit www.barnesgroupinc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," “continue,” “will,” “should,” and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These risks include uncertainties relating to conditions in financial markets; future financial performance of the industries or customers that we serve; risks associated with international sales and operations; the ability to maintain adequate liquidity and financing sources; and general

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economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in Barnes Group Inc.’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q, and 8-K. The Company assumes no obligation to update our forward-looking statements.

Category: General

Investors:
Barnes Group Inc.
William Pitts
Vice President, Investor Relations
860.583.7070

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